                                                                   EXHIBIT 10.43


                               EXCHANGE AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into this _____ day of August, 1999 between HS RESOURCES, INC., a Delaware Corporation ("HSR"), with offices at 1999 Broadway, Suite 3600, Denver, Colorado 80202, and PATINA OIL & GAS CORPORATION, a Delaware corporation, ("Patina") with offices at 1625 Broadway, Suite 2000, Denver, Colorado 80202. "Assignor" shall mean the party hereto which is to assign its rights in the Properties as of the Effective Time: namely, HSR is the Assignor with regard to Patina Purchase Properties and Patina is the Assignor with regard to the HSR Purchase Properties. "Assignee" shall mean the party hereto which is to own the Properties after the Effective Time: namely, HSR is the Assignee with regard to HSR Purchase Properties, and Patina is the Assignee with regard to Patina Purchase Properties. The term "Properties" shall be used throughout this Agreement and shall generally refer to either the HSR Purchase Properties or the Patina Purchase Properties, as the context requires.

1. HSR Purchase Properties. "HSR Purchase Properties" shall mean those properties that HSR is to receive from Patina as follows:

          (a) All of Patina's interest in the Wells described on Exhibit "A-1" to this Agreement and all of Patina's right, title and interest in and to the leasehold estate as to all depths associated with the spacing unit for each Well as described on Exhibit "A-1 Leasehold"; excluding, however, the wellbore of all existing producing wells located in the same spacing unit that are not described on Exhibit "A-1";

          (b) All of Patina's interest in the Wells described on Exhibit "A-2" to this Agreement and all of Patina's right, title and interest in and to the leasehold estate (limited to depths from the surface of the Earth to the base of the J Sand) associated with the spacing unit for each Well as described on Exhibit "A-2 Leasehold" excluding, however, the wellbore of all existing producing wells located in the same spacing unit that are not described on Exhibit "A-2"; (collectively, the Wells described on Exhibits "A-1" and "A-2" and described in subparagraphs (a) and (b) immediately above shall be referred to as the "HSR Purchase Wells" and the Leases described on Exhibits "A-1 Leasehold" and "A-2 Leasehold" shall be referred to as the "HSR Purchase Leases");

          (c) Certain personal property and fixtures used in connection with the operation of the HSR Purchase Wells, including, but not limited to, all lease equipment, wells, tanks and all other equipment;

          (d) The rights and obligations existing under certain contracts and agreements that benefit or burden the HSR Purchase Wells and HSR Purchase Leases, including, but not limited to, operating agreements, marketing agreements, pooling agreements, unit agreements, segregation agreements, farmout agreements, rights of way, easements, surface agreements, assignments, purchase and sale agreements, gas sale contracts, or gas processing contracts;

          (e) The oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing to the extent such production is produced from the HSR Purchase Wells and HSR Purchase Leases after the Effective Time and is attributable to Patina; and

          (f) Copies of the files, records, data, and other documentary information, excluding any seismic, geological or geophysical information and data that are interpretive in nature, ("Data") maintained by Patina pertaining to the HSR Purchase Wells described in sub-paragraph 1(a) above.

2. Patina Purchase Properties. "Patina Purchase Properties," shall mean those properties that Patina is to receive from HSR as follows:

          (a) All of HSR's interest in the Wells described on Exhibit "B-1" to this Agreement and all of HSR's right, title and interest in and to the leasehold estate (limited from the surface of the Earth to the base of the J Sand; except for the Ben Houston #1 well and the Acord Chadburn well which shall include a wellbore interest in the Dakota formation) associated with 160 acre governmental quarter section surrounding each J Sand Well listed on the Exhibit "B-1", which leasehold includes the 15 Wells listed on Exhibit "B-1" and shown as producing from the Codell formation, all as described on Exhibit "B-1 Leasehold". In addition, Exhibit "B-1 Leasehold" includes leases covering interests from the surface of the Earth to the base of the J Sand Formation for five 160 acres parcels on which no producing J Sand wells are identified on Exhibit "B-1". These five parcels are the NE/4 of Section 14, T3N, R66W; the SW/4 of Section 33, T3N, R67W; the NE/4 of Section 34, T3N, R67W; the SW/4 of Section 9, T3N, R65W; and the SW/4 of Section 32, T4N, R65W. As to the J Sand formation in the Strong Gas Unit #1 Well (this well for purposes of this Agreement is considered as a J Sand well on Exhibit "B-1"), the working interest and net revenue interest of HSR in such formation is at least equal to the working interest and net revenue interest set forth in Exhibit "B-1" for the Codell/Niobrara formations;

          (b) All of HSR's interest in the Wells described on Exhibit "B-2" to this Agreement and all of HSR's right, title and interest in and to the leasehold estate (limited from the surface of the Earth to the base of the Codell formation) associated with the spacing unit for each Well as described on Exhibit "B-2 Leasehold", such interest to specifically exclude any wells not listed on Exhibit "B-2" that are located on the same lands and leases but that produce from the J Sand;

          (c) All of HSR's interest in the Wells described on Exhibit "B-3" to this Agreement and all of HSR's right, title and interest in and to the leasehold estate (limited to those formations, as described on Exhibti "B-3 Leasehold", from the surface to the base of the J Sand in which HSR's only working interest ownership is a 1% working interest acquired from Amoco) associated with the spacing unit for each Well as described on Exhibit "B-3 Leasehold" (collectively, the Wells described on Exhibits "B-1", "B-2", and "B-3" and described immediately above in subparagraphs (a), (b), and (c) shall be referred to as the "Patina Purchase Wells" and the Leases described on Exhibits "B-1 Leasehold", "B-2 Leasehold", and "B-3 Leasehold" and described immediately above in subparagraphs (a), (b), and (c) shall be referred to as the "Patina Purchase Leases");

          (d) Certain personal property and fixtures used in connection with the operation of the Patina Purchase Wells, including, but not limited to, all lease equipment, wells, tanks and all other equipment;

          (e) The rights and obligations existing under certain contracts and agreements that benefit or burden the Patina Purchase Wells and the Patina Purchase Leases, including, but not limited to, operating agreements, marketing agreements, pooling agreements, unit agreements, segregation agreements, farmout agreements, rights of way, easements, surface agreements, assignments, purchase and sale agreements, gas sale contracts, or gas processing contracts;

          (f) The oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing to the extent such production is produced after the Effective Time from the Patina Purchase Wells under the Patina Purchase Leases and is attributable to HSR; and

          (g) Copies of the Data maintained by HSR pertaining to the Patina Purchase Wells described in sub-paragraph 2(a) above.

           3. Exchange of Properties. In consideration of the covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

              (a) Subject to the provisions of this Agreement, on the Closing
                  Date HSR shall exchange with and assign to Patina the Patina Purchase Properties as of the Effective Time;

              (b) Subject to the provisions of this Agreement, on the Closing
                  Date Patina shall exchange with and assign to HSR the HSR Purchase Properties as of the Effective Time; and

              (c) The parties recognize that certain formations included in certain of the Properties are subject to tax credit agreements relating to production from such formations and, although these tax credit agreements will be terminated prior to Closing, the interests that were subject to the tax credit agreements may not be utilized in a like kind exchange. To the extent necessary, the portion of the Properties that were subject to tax credit agreements shall be deemed to be exchanged in a separate agreement identical to this Agreement, in order that the remaining Properties and formations are exchanged under section 1031 of the Internal Revenue Code of 1986, as amended. It is the parties intent that these remaining interests be exchanged on accordance with section 1031 of the Code.

           4. Reserved Interests. Assignor shall reserve and except from the exchange of the Properties in favor of itself, its successors and assigns all accounts receivable attributable to the Properties being assigned that are, in accordance with generally accepted accounting principles, attributable to the period prior to the Effective Time.

           5. Adjustments on Closing Date. The parties have agreed for purposes of making certain adjustments that the Wells shall be allocated a value of $10,000,000 (but Patina may also include in its allocation a value for the five 160 acre parcels described above in subparagraph 2(a) relating to the Patina Purchase Wells) for the interests that the Assignee will be receiving in the exchange. The allocated values shall be used solely for the adjustments that may be necessary for title and environmental matters, and other matters for which adjustment is typically made as set forth herein, that are discovered by the parties prior to Closing. The allocated values shall have no other purpose and each party is otherwise free to value the properties for its own internal purposes or tax purposes in any manner it so chooses. For sales tax purposes, the parties have each allocated a value of $30,000 to the personal property that is part of the Properties being exchanged. The allocated value of the HSR Purchase Properties, as allocated by HSR, is set forth on a Property-by-Property basis on Exhibit A- 1 and A-2 ("HSR Allocated Value"). The Allocated Value of the Patina Purchase Properties, as allocated by Patina, is set forth on a Property-by-Property basis on Exhibit B-1, B-2, and B-3 ("Patina Allocated Value"; as the context requires, the HSR Allocated Value and the Patina Allocated Value may for a particular Property be referred to as simply the "Allocated Value" for that Property).

           6. Preliminary Settlement Statement. At Closing, HSR and Patina shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement") that shall set forth the payments to be made to each other as set forth in this Agreement and the calculation used to determine such amount. Assignor shall provide Assignee with the Preliminary Settlement Statement for the Properties being assigned three days prior to Closing for Assignee's review and approval.

           7. Adjustments. The Preliminary Settlement Statement shall include a credit adjustment for the Assignor for expenses attributable to its Properties since the Effective Time which have been paid by Assignor prior to the Closing Date. The Preliminary Settlement Statement shall include a debit adjustment for the Assignor for all revenues from production from its Properties since the Effective Time which have been received by the Assignor prior to the Closing Date.

           8. Conveyance. Subject to the conditions set forth below, in HSR's Denver office, Assignor shall convey to Assignee all of Assignor's right, title, and interest in the appropriate Properties by delivering on August 31, 1999 (the "Closing Date") an executed, acknowledged, and recordable blanket Assignment, Bill of Sale and Conveyance, substantially in the form attached hereto as Exhibit "E" (for the HSR Purchase Properties) and Exhibit "F" (for the Patina Purchase Properties). If necessary, certain Wells may be exchanged on separate assignment forms in order to include specific reservations or exceptions to the conveyances resulting from the need to execute segregation agreements pertaining to that Well and existing wells in the same spacing unit. Title to certain of the HSR Purchase Properties is held in SOCO Wattenberg Corporation, a wholly owned subsidiary of Patina. SOCO Wattenberg will be made a party to the conveyance document for these interests.

           9. Delivery of Data. Assignor shall deliver copies of the Data to Assignee within fourteen (14) days after the Closing Date. The Data provided to Assignee shall not include any confidential correspondence, and shall not include any information which, if disclosed, would cause Assignor to breach any contract or agreement. Assignor shall retain originals of the Data. Assignor makes no representations or warranties as to the accuracy or completeness of the Data. Assignor shall not allow Assignee access to geophysical or seismic records if by so doing it would be in breach of any contract or agreement. If Assignee, in its reasonable opinion, desires to review or copy information maintained by Assignor for a Property that is not described in sub-paragraphs 1(a) or 2(a) above, excluding any seismic or geological or geophysical information and data that is interpretive in nature, and Assignor is not precluded under obligations of confidence from disclosing such information, upon request to Assignor and reasonable advance notice, Assignee may review such information in the office of Assignor during normal business hours or make a copy of such information at the consent of Assignor.

          10. Effective Time. The ownership of the Properties shall be transferred from Assignor to Assignee on the Closing Date, effective as of 7:00 a.m. at the location of the Properties on July 1, 1999 (the "Effective Time"), except for tax credits on production for which the Effective Time shall be deemed to be September 1, 1999 at 7:00 a.m. Assignor shall be entitled to all amounts realized from, and accruing to, the Properties prior to the Effective Time, including the right to all production in storage, processing and inventory, and shall be responsible for all expenses for the development and operation of the Properties prior to the Effective Time. Assignee shall be entitled to any amounts realized from, and accruing to, the Properties subsequent to the Effective Time and shall be responsible for all expenses for the development and operation of the Properties subsequent to the Effective Time. The Preliminary Settlement Statement and the Final Settlement Statement shall include payments between the parties as appropriate consistent with the above allocation of expenses and revenues.

          11. Covenants and Agreements of Assignor. During the period from the date of this Agreement to the Closing Date, Assignor agrees, unless specifically waived by Assignee in writing, as follows:

                   (1) Subject to the provisions of applicable operating and
                  other agreements, Assignor shall continue to operate and administer the Properties to be assigned by Assignor in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to such Properties in substantially the same manner as before execution of this Agreement.

                   (2) Assignor shall, except for emergency action taken in the face of risk to life, property or the environment, submit to Assignee for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Properties to be assigned by Assignor that involve individual commitments of more than $10,000 net to Assignor's interest.

                   (3) Assignor shall nominate on behalf of Assignee natural gas production for the month of September, 1999 consistent with its current practices.

          12. Covenants and Agreements of Assignee. Assignee shall, subject to the applicable terms of existing operating agreements, take over operations as of 7:00 a.m. local time at the wellsites on the day after Closing Date, with respect to Assignor-operated Wells included in the Properties assigned to Assignee at the Closing. Assignor shall use its best efforts (without expending money or extraordinary amounts to time) to recommend to the other working interest owners that Assignee succeed Assignor as operator, but Assignor has no obligation to assure that Assignee will succeed Assignor as operator. Upon taking over operations, Assignee will post all necessary state, federal and local bonds and shall assist Assignor in having Assignor's existing bonds released, or in the alternative, having the wells operated by Assignee released from Assignor's existing bond.

          13. Assumption of Liabilities and Indemnity. If Closing occurs, and except for title matters which are governed exclusively under paragraphs 18 and 19 and gas balancing matters which are covered under paragraph 23:

                     (A) AS TO PROPERTIES BEING ASSIGNED TO ASSIGNEE FOR WHICH ASSIGNEE IS THE OPERATOR PRIOR TO CLOSING,

                     ASSIGNEE SHALL BE RESPONSIBLE FOR AND SHALL PAY AND BEAR ALL COSTS, RISKS, LIABILITIES, AND OBLIGATIONS ATTRIBUTABLE TO SUCH PROPERTIES THAT ARISE BEFORE OR AFTER THE EFFECTIVE TIME, EXCEPT TO THE EXTENT ALLOCATED TO ASSIGNOR UNDER THIS AGREEMENT (THE "ASSIGNEE OBLIGATIONS"). ASSIGNEE SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS ASSIGNOR, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING

                     WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH ANY ASSIGNEE OBLIGATIONS.

                     (B) AS TO PROPERTIES BEING ASSIGNED TO ASSIGNEE FOR WHICH ASSIGNEE IS NOT THE OPERATOR PRIOR TO CLOSING,

                     ASSIGNOR SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS ASSIGNEE, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH ANY CLAIMS (I) THAT HAVE BEEN ASSERTED BY A THIRD PARTY IN WRITING TO ASSIGNOR ON OR BEFORE THE CLOSING DATE OR (II) THAT ARE ASSERTED BY A THIRD PARTY ARISING FROM OR IN CONNECTION WITH THE OWNERSHIP OF SUCH PROPERTIES BY ASSIGNOR PRIOR TO THE EFFECTIVE TIME IF SUCH CLAIMS ARE ASSERTED IN WRITING TO EITHER ASSIGNOR OR ASSIGNEE WITHIN ONE YEAR FROM THE CLOSING DATE AND ONLY TO THE EXTENT THAT THE AGGREGATE OF ALL LOSSES, DAMAGES, COSTS, LIABILITIES, OBLIGATIONS AND EXPENSES SUFFERED BY ASSIGNEE AS A RESULT OF SUCH CLAIMS EXCEEDS A DEDUCTIBLE OF $150,000. Regarding environmental matters, the indemnity set forth above shall apply to and cover third party claims only to the extent that the aggregate of all losses, damages, costs, liabilities, obligations and expenses suffered by Assignee as a result of each such claim exceeds $5,000 and only if, when taken in conjunction with any qualifying environmental defects for which Assignee notified Assignor pursuant to paragraph 18 below, the aggregate of all losses, damages, costs, liabilities, obligations and expenses suffered by Assignee as a result thereof exceed a deductible of $150,000. If such aggregate amount exceeds the $150,000 deductible, Assignee shall be entitled to indemnification from Assignor for all such excess amounts.

                     (C) Patina entered into a Letter Agreement with Damson Investment Group, Inc. dated March 5, 1999 covering some of the HSR Purchase Wells. In addition to the indemnities set forth above, Patina shall defend, indemnify and save and hold harmless HSR and its officers, directors, employees and agents, against all losses, damages, claims, demands, suits, costs, expenses, liabilities, and sanctions of every kind and character, including without limitation reasonable attorney's fees, court costs and costs of investigation, which arise from or in connection with the transaction with Damson covered by the above referenced Letter Agreement. If HSR receives a claim for which it is entitled to indemnification under this paragraph C, HSR shall promptly forward such claim to Patina and Patina shall assume the defense thereof. In such event, Patina shall have the sole and exclusive authority to settle such claim, as long as the settlement does not effect the ownership of the affected property now held by HSR.

                     (D) The indemnities set forth in paragraphs (A) and (B) above do not cover claims for improper payment of production proceeds where the party seeking indemnification was distirbuted such proceeds (from the indemnifying party) and has improperly further disbursed such proceeds to third parties and such third parties assert a claim regarding the improper disbursement. Such claims will be the responsibility of the party that improperly distributed the proceeds to third parties.

          14. Contracts. Assignee shall assume and agree to perform under the contracts and agreements that benefit and burden the Properties as of the Effective Time.

          15. Warranties. The assignment from Assignor to Assignee shall be made without warranty of title to the Properties, either express or implied, except that the Properties shall be conveyed to Assignee free and clear of all liens and encumbrances created by, through, and under Assignor. Assignee assumes the risk of condition of the Properties, including compliance with all laws, rules, orders and regulations affecting the environment, whether existing before or after the Closing Date, except as otherwise set forth in this Agreement. The Assignment and Bill of Sale from Assignor to Assignee shall disclaim any warranty of merchantability or fitness for particular purpose as to the Equipment, and Assignee shall accept the Equipment "As Is," in its present location and condition.

          16. Representation of Assignor. There is no action, suit, or proceeding (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Assignor threatened, against the Properties. There is no claim or demand (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Seller threatened, against the Properties which would have a material adverse affect on the value, operation or Assignor's ownership of the affected Property (measured individually and in the aggregate).

          17. Representation of Assignee. Assignee is experienced and knowledgeable in the oil and gas business and is aware of its risks. It acknowledges that Assignor has made no representations or warranties whatever, express or implied, as to the reserves attributable to the Properties or the value thereof, as to the condition or state of repair of any of the Properties or as to the legal, tax or other consequences of the transaction contemplated by this Agreement. In entering into this Agreement, Assignee has relied solely upon its independent investigation of, and judgment with respect to, such matters. It acknowledges and accepts the risks and absence of liquidity inherent in ownership of the Properties.

          18. Review Period. Upon execution of this Agreement, Assignee shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the title and environmental condition of the Properties. All information regarding the Properties furnished by Assignor to Assignee is furnished to Assignee solely as a courtesy, and Assignor makes no representation or warranties concerning its accuracy or completeness, and assumes no liability for any use by Assignee whatsoever. Assignee agrees that any inspection it makes of the Properties is at its sole cost and risk and agrees to hold harmless and indemnify Assignor for any damages or injury of any kind incurred by any party as the result of such inspection. If, in the course of conducting such investigation, Assignee discovers environmental or title defects materially affecting the Properties, Assignee may, no later than 5 days prior to the Closing Date, notify Assignor in writing specifying such defects, the Properties affected thereby, and Assignee's estimate of the net reduction in Allocated Value of the Properties affected by such defects. If Assignee fails to notify Assignor no later than 5 days prior to the Closing Date of any such defects, the defects will be deemed waived. Assignor shall be released from any liability therefor, the parties shall proceed with closing, Assignor shall be under no obligation to correct the defects, and Assignee shall assume the risks, liability and obligations associated with such defects. No adjustment for title or environmental defects shall be made unless and until, and only to the extent that the individual value of each title or environmental defect exceeds $5,000 per Well and the aggregate value of all such defects exceeds a deductible of $150,000. No adjustments shall be made for the first $150,000 of such defects.

          19. Defect Remedies. Subject to the limitations contained in Paragraph 18, for each Well for which Assignee provided written notice to Assignor of a title or environmental defect as provided in paragraph 18, prior to the Closing Date Assignor and Assignee shall agree that (i) the title or environmental defect has been removed by Assignor, (ii) Assignee agrees to waive the relevant title or environmental defect and purchase the affected Lease notwithstanding the defect, (iii) Assignor agrees to indemnify Assignee against all losses, costs, expenses and liabilities with respect to such title or environmental defect, provided that Assignee agrees to such indemnification, which will not be unreasonably withheld, (iv) Assignee and Assignor agree to an amount by which the Allocated Value of the affected Well has been reduced and such amount shall be included in the Preliminary Settlement Statement. Assignee shall have no remedy for any title or environmental defect after the Closing Date, except as to third party claims covered under paragraph 13 regarding environmental claims.

          20. Casualty Loss. If subsequent to the date of this Agreement and, prior to the Closing, all or any material portion of the Properties to be conveyed to Assignee at the Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Assignee shall receive such interest notwithstanding any such destruction, taking or pending or threatened taking. Assignor shall, at the Closing, pay to Assignee all sums paid to Assignor by third parties by reason of the destruction or taking of such Properties to be assigned to Assignee, and shall assign, transfer and set over unto Assignee all of the right, title and interest of Assignor in and to any unpaid awards or other payment from third parties arising out of the destruction, taking or pending or threatened taking as to such interest to be conveyed to Assignee. In addition, Assignor shall pay to Assignee the amount of Assignor's deductible under the applicable insurance policy or policies. Assignor shall not voluntarily compromise, settle or adjust any material amount payable by reason of any material destruction, taking or pending or threatened taking as to the interest to be conveyed to Assignee without first obtaining the written consent of Assignee.

          21. Taxes. Severance, conservation and other production taxes attributable to the production from the Properties shall be the obligation of the party entitled to such production. Each party will be responsible for the filing and collection of any severance tax refunds attributable to the production for which they were entitled.

              Ad valorem and personal property taxes attributable to the Properties shall be prorated between Assignee and Assignor as of the Effective Time as described below. Both parties understand and agree that the payment of ad valorem and personal property taxes is generally the obligation of the operator. The operator typically withholds or collects such taxes from other interest owners and remits full payment to the proper taxing authority. Based on this understanding, (i) Patina will be responsible for the payment of ad valorem taxes attributable to the Properties described on Exhibits A-1, B-2 and B-3 for the 1999 tax assessment year, which are based on the value of 1998 production and payable in 2000, (ii) Patina will be responsible for the payment of ad valorem taxes attributable to the Properties described on exhibits B-1, B-2 and B-3 for the 2000 tax assessment year, which are based on the value of 1999 production and payable in 2001, (iii) Patina will receive credit on the Preliminary Settlement Statement for estimated ad valorem taxes attributable to the Properties described on Exhibit B-1 for the portion of the 2000 tax assessment year related to production from January 1, 1999 through June 30, 1999, (iv) HSR will be responsible for the payment of ad valorem taxes attributable to the Properties described on Exhibits A-2 and B-1 for the 1999 tax assessment year, which are based on the value of 1998 production and payable in 2000, (v) HSR will be responsible for the payment of ad valorem taxes attributable to the Properties described on Exhibit A-1 and A-2 for the 2000 tax assessment year, which are based on the value of 1999 production and payable in 2001, and (vi) HSR will receive credit on the Preliminary Settlement Statement for estimated ad valorem taxes attributable to the Properties described on Exhibit A-1 for the portion of the 2000 tax assessment year related to production from January 1, 1999 through June 30, 1999. The estimated ad valorem taxes described in (iii) and (vi) above will be based on the value of production attributable to the Properties for such period and the most recent published mill levies available for the applicable counties. These estimates will be adjusted, if necessary on the Final Settlement Statement at which time they will be final with no further adjustments being made for actual ad valorem taxes paid. Notwithstanding the foregoing, Patina and HSR agree that if certain third party purchasers of oil and gas have remitted ad valorem tax withholding to either Patina or HSR as non-operator of the Properties, Patina or HSR will remit the funds to the operator through the Preliminary Settlement Statement.

              Personal property taxes have not yet been assessed for 1999 and thus have not been billed to non-operated working interests. Personal property taxes assessed against the personal property and fixtures associated with the HSR Purchase Wells for the 1999 tax assessment year will be paid by HSR, and such taxes assessed against the personal property and fixtures associated with the Patina Purchase Wells for the 1999 tax assessment year will be paid by Patina. On the Preliminary Settlement Statement, HSR will be entitled to receive a credit for 50% of the estimated personal property taxes attributable to the HSR Purchase Wells and Patina will be entitled to receive a credit for 50% of the estimated personal property taxes attributable to the Patina Purchase Wells. Both parties using the best valuation and mill levy data available will estimate the amount of such taxes. The estimates will be included in the Preliminary Settlement Statement at Closing. These estimates will be adjusted, if necessary, on the Final Settlement Statement at which time they will be final with no further adjustments being made for actual personal property taxes paid.

          22. Post Closing Accounting. An accounting shall be held no later than 90 days after the Closing Date. At that time Assignor shall furnish to Assignee a complete account as to all invoices paid and all revenues received attributable to all operations on, and production from, the Properties assigned to Assignee during the period from the Effective Time to the Closing Date. Such account shall be settled between the parties by the payment of cash, as appropriate, pursuant to a Final Settlement Statement, to be prepared by Assignor and approved by both parties. Assignor shall not charge the Assignee COPAS or other general and administrative overhead for the Properties being assigned to Assignee for the period between the Effective Time and the Closing Date.

          23. Gas Balancing. The estimated volume of such underproduction or overproduction attributable to the HSR Purchase Properties is set forth on a Property-by-Property basis on Exhibit C hereto. The estimated volume of such underproduction or overproduction attributable to the Patina Purchase Properties is set forth on a Property-by-Property basis on Exhibit D hereto. Prior to the completion of the Final Settlement Statement, the Parties will use their best efforts to update (to the Effective Time) the volume amounts listed on Exhibits C and D. The Final Settlement Statement shall include an adjustment for the value of the underproduction or overproduction of gas attributable to the Assignor's interest in the Properties as of the Effective Time, such adjustment to be based on a value of $1.00 per MCF. If Assignor and a third party operator (other than Assignee) disagree as to the amount of any imbalance, Assignee and Assignor shall mutually agree to an amount for purposes of this paragraph. After the completion of the Final Settlement Statement, there shall be no further adjustment made as to gas imbalance on any of the Properties and the Assignee shall be responsible for and administer all gas imbalance matters affecting the Properties received in the exchange by Assignee.

          24. Peltier Well. HSR and Patina agree that the gas imbalance account for the Peltier 1-15 well located in the NW/4 of Section 15, T1S, R69W as of the Effective Time shall be considered to be in balance (ie the gas imbalance for the well shall be reduced to zero).

          25. Operations Liability. Upon Closing Assignee will comply with all laws and governmental regulations with respect to all operations associated with the Wells assigned to it hereunder, including abandonment of wells, the compliance with laws or rules regarding the environment, and regarding inactive or unplugged wells, including bonding requirements, and surface work as specified in the applicable oil and gas leases or applicable law or regulation.

          26. Post Closing Administrative Accounting Responsibilities. To the extent Assignor is presently involved in the administration of the Properties, Assignor shall retain the obligation and responsibility for the administration of the Properties for the period ending on the Closing Date. However, Assignor and Assignee recognize that Assignee's obligation to immediately assume administrative accounting responsibilities for the Properties upon Closing may be impractical and will present certain difficulties for both Assignor and Assignee in regards to transfer of such administrative responsibilities, timely and proper revenue distributions, payment of expenses, joint interest billings and the rendition of post-closing settlement statements.

              Therefore, to facilitate a convenient and proper transfer of the administrative accounting responsibilities relating to the Properties, Assignor and Assignee agree the administrative duties will be transferred from the Assignor to the Assignee in the following manner:

                           (a) Revenue Distributions:

                           (1) Assignor shall retain the responsibility for
                  distribution of revenues attributable to production through the end of the month of Closing. Such distribution shall be conducted by Assignor for revenues received through Assignor's sales cut-off during the second month following the month of Closing.

                           (2) In the event Assignor should receive revenues
                  subsequent to the Assignor's cutoff for its last revenue distribution, as described above, unless such revenues are for production prior to the Effective Time, Assignor shall remit such revenues to Assignee within five (5) business days, and Assignee shall be responsible for distributing all such amounts, including distributions to royalty owners.

                           (3) In the event Assignee should receive revenues for
                  production from the Properties for the production period prior to Effective Time, Assignee shall remit such revenues, net of severance taxes and royalties, to Assignor within five (5) business days.

                           (4) It is understood that Assignor will not undertake
                  to change its distribution master files for purposes of the above discussed revenue distributions subsequent to the Closing Date, and any information on the Properties received by Assignor related to master file changes subsequent to the Closing Date will be remitted to the Assignee as soon as is practical.

                            (b) Payment of Expenses and Joint Interest Billings:

                            (1) Assignor shall retain, subject to the terms
                  hereof, the responsibility for the payment of all invoices, expenses and joint interest billings for such expenses, for invoices received and vouchered attributable to production through the end of the month of Closing, excepting COPAS or other general and administrative expenses that the Assignor has agreed hereunder shall not be charged to Assignee.

                           (2) In the event Assignor should receive invoices,
                  expenses and joint interest billings subsequent to the Closing Date that are not administered under sub-paragraph (1) immediately above, unless such matters are for periods prior to the Effective Time (which shall be paid by Assignor), Assignor shall remit such invoices, expenses and joint interest billings to Assignee within five (5) business days, and Assignee shall be responsible for payment thereof.

                            (3) Assignor acknowledges and agrees that it shall
                  retain the responsibility for paying and shall pay invoices, expenses and joint interest billings attributable to the period prior to the Effective Time, except to the extent such expenses pertain to claims made by third parties that are covered by the Assignee indemnity set forth in paragraph 13. In the event Assignee should receive such invoices, expenses and joint interest billings attributable to the period prior to Effective Time, Assignee shall remit such invoices, expenses and joint interest billings to Assignor within five
                  (5) business days and Assignor shall be responsible for payment thereof.

          28. LIABILITY AND JURY WAIVERS.

              (a) LIMITATION ON LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY REGARDING ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR A CLAIM OF BREACH HEREOF. THIS PROVISION SHALL NOT DIMINISH OR AFFECT IN ANY WAY THE PARTIES' RIGHTS OR OBLIGATIONS UNDER ANY INDEMNITIES PROVIDED FOR IN THIS AGREEMENT.

              (b) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE

              TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

          29. Termination Period. If the closing has not occurred on or before the Closing Date, this Agreement shall automatically terminate unless HSR and Patina agree in writing to an extension.

          30. Further Assurances. After Closing, HSR and Patina shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto. Certain of the Properties may be subject to the terms of a Farmout Agreement dated March 18, 1992, as amended, between Amoco Production Company and SOCO Wattenberg Corporation ("SOCO Wattenberg"). In general, if the Farmout is in effect and if SOCO Wattenberg conducts operations in compliance with the terms of the Farmout, SOCO Wattenberg has the right to earn a 99% working interest in certain formations and lands with HSR retaining a 1% working interest. If it is determined after Closing that the Farmout remains in effect and SOCO Wattenberg conducts operations such that it may earn a 99% interest in a formation under the Farmout, HSR agrees to assign to SOCO Wattenberg its retained 1% interest in that formation as to the lands earned pursuant to the Farmout.

          31. Tax Credits. The parties agree to cooperate with one another and coordinate the unwinding or transfer prior to Closing of the monetization of section 29 tax credits pertaining to the Properties being assigned by Assignor hereunder. As set forth in paragraph 10 above, the Effective Time for such tax credits shall be deemed to be September 1, 1999 at 7:00 a.m.

          32. Correction Assignment. HSR previously assigned to Patina certain 1% working interests held by HSR in numerous properties, some of which are included in the exchange contemplated by this Agreement. The parties have disagreed as to the interpretation of that assignment as it relates to certain formations in the leases assigned. HSR and Patina agree prior to Closing that a corrective assignment will be made and recorded as part of the closing documents hereunder which clarifies that the Dakota formation and other formations in some instances were not intended to be covered by the original assignment and that any rights held by HSR in these formation are reconveyed to HSR. The original assignment was intended to convey a wellbore interest in the described wells in certain formations in which HSR's working interest was limited to a 1% working interest acquired from Amoco. The corrective assignment shall correct the original assignment to reflect this intent. To the extent that HSR after Closing would still own a 1% working interest in the leasehold associated with the wells included in either the original or corrective assignments and such leasehold is not included in the exchange contemplated by this Agreement, HSR will promptly and in good faith assign and convey to Patina all of HSR's right, title and interest in and to the oil and gas leases covered and included in the original assignment covering the formations in which HSR owns only a 1% working interest as of the Closing Date.

          33. TCW Interest. TCW DR II Royalty Partnership, a California limited partnership, holds an overriding royalty interest in certain of the Patina Purchase Wells. An assignment of this interest as to some of such Properties is not recorded in the county records. Prior to Closing, HSR will execute and record a corrective assignment that properly evidences of record the interest of TCW in the Patina Purchase Properties. The interest conveyed to TCW will not reduce or diminish the net revenue interest of Patina in the affected Patina Purchase Well as such interest is set forth on Exhibits B-1, B-2, or B-3, as appropriate.

          34. Amendment. This Agreement may be amended only by written instrument executed by both HSR and Patina.

          35. Brokers. Each party hereto indemnifies the other against any liability or expense for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation incurred by the indemnifying party in connection with this Agreement or any transaction contemplated hereby.

          36. Expenses. Each party shall be solely responsible for expenses incurred in connection with this Agreement and shall not be entitled to reimbursement by the other party.

          37. Survival. The terms of this Agreement shall survive closing and will not merge with any conveyance. The covenants, conditions, and other provisions of those paragraphs shall endure and, as to the Wells, shall run with the Land. They shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstance shall operate as a waiver, release, or forbearance of the provisions of the paragraphs as to any other circumstance.

          38. Notices. All notices which are required or may be given pursuant to this Agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid to the addresses of the parties first set forth above. All notices shall be deemed to have been given as of the date of receipt.

          39. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements, negotiations, and understandings.

          40. Governing Law. This Agreement shall be interpreted in accordance with the laws of the state of Colorado.

          41. Press Release. Prior to Closing and for a period of thirty (30) days following Closing, neither party shall make any press release or other announcement in connection with this Agreement without first consulting with the other party. Following such consultation and good faith attempt to make reasonable accommodations, for press releases or other announcements made after Closing, if the parties are unable in good faith to agree on the content of the press release or announcement, either party may make any announcement or press release that it so desires. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.



HS RESOURCES, INC.



-----------------------------------
Dale E. Cantwell
Vice President



PATINA OIL & GAS CORPORATION



-----------------------------------
Brian J. Cree
Executive Vice President